EXHIBIT 99

CONTACT:	STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
(732) 866-0300 — Fax (732) 294-1133

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP ANNOUNCES

ITS FISCAL 2003 RESULTS

Manalapan, New Jersey — December 29, 2003 — Stratus Services Group, Inc. (OTC Bulletin Board: SERV.OB), the SMARTSolutions™ Company, announced Friday its financial results for its fiscal year ended September 30, 2003.

In Fiscal 2003, revenues from continuing operations were $76,592,209, a 67% increase over the $45,859,801 for Fiscal 2002.

As noted in the September 30, 2003 financials, total Fiscal 2003 gross revenues (including revenues from discontinued operations), were $94,681,274.  The loss from continuing operations before dividends and accretion on preferred stock decreased from ($7,085,633) in Fiscal 2002 to ($4,433,132) in Fiscal 2003.  Additionally, net loss from continuing operations attributable to common stockholders decreased from ($8,127,443) in Fiscal 2002 to ($6,063,006) in Fiscal 2003.

Joseph J. Raymond, Sr., President and CEO, commented, as follows:  “Our revenues for the year ended September 30, 2003 continued to increase despite the sale of several of our non-performing offices and despite a continually tough economy.

“The decrease in our loss for fiscal 2003 continues to reflect our ongoing “clean-up” i.e., the sale of the assets of certain offices which were not performing up to management’s expectations, continued reductions in our permanent staff and reductions in SG&A and internal costs.”

Stratus Services Group, Inc.

Financial Highlights

	Twelve Months Ended
	September 30, 2003	September 30, 2002

Revenues	$76,592,209	$45,859,801

Operating (loss)	$(2,656,294)	$(3,319,981)

Net earnings (loss) attributable to common stockholders(continuing operations)	$(6,063,006)	$(8,127,443)

Net (loss) per share attributable to common stockholders
Basic and diluted
(Loss) from continuing operations	$(.34)	$(.77)
Earnings from discontinued operations	(.08)	.07
Net (loss)	$(.42)	$(.70)

Weighted average shares, outstanding per common share
Basic and Diluted	$17,510,918	$10,555,815

Stratus is a national provider of business productivity consulting and staffing services through a network of 27 offices in 7 states.  Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer’s labor resources.  Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company’s actual results and financial condition to differ from the Company’s expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company’s services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to raise capital to support its operation, the continued cooperation of the Company’s creditors and government regulations.

###############